Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – January 23, 2020

FVCBankcorp, Inc. Announces

Earnings for Fourth Quarter and Year End 2019

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today reported fourth quarter 2019 net income of $3.7 million, or $0.25 diluted earnings per share, compared to $1.4 million, or $0.10 diluted earnings per share, for the quarterly period ended December 31, 2018. Weighted-average common shares outstanding for the diluted earnings per share calculations were 14.8 million and 14.7 million for the three months ended December 31, 2019 and 2018, respectively.

For the year ended December 31, 2019, net income was $15.8 million, or $1.07 per diluted earnings per share, compared to $10.9 million, or $0.85 diluted earnings per share, for the year ended December 31, 2018.

The Company believes the reporting of non-GAAP earnings which excludes merger-related expenses, losses on sales of securities, and losses on loans held for sale, are more reflective of the Company’s operating performance and future performance (“Operating Earnings”). The Company incurred merger-related expenses associated with its acquisition of Colombo Bank (“Colombo”) totaling $133 thousand for the year ended December 31, 2019, and $2.7 million and $3.3 million for the three and twelve months ended December 31, 2018, respectively. During the fourth quarter of 2019, the Company reclassed a portion of its consumer unsecured loan portfolio as held for sale, and recorded a loss on the market value adjustment totaling $145 thousand. This portfolio was purchased by the Company within the last two years and is not performing as expected, with recorded net charge-offs totaling $647 thousand for the year ended December 31, 2019. Lastly, during the fourth quarter of 2018, the Company sold $10.9 million in securities available-for-sale at a loss of $462 thousand to reinvest those funds in higher yielding securities. Excluding the above items, net of tax, Operating Earnings for the three months ended December 31, 2019 and 2018 were $3.8 million and $3.9 million, respectively, or $0.26 per diluted share for each of the quarters ended December 31, 2019 and 2018, as earnings were impacted by a flat yield curve and three rate cuts by the Federal Open Market Committee of the Federal Reserve during 2019. For the years ended December 31, 2019 and 2018, Operating Earnings were $16.0 million and $13.9 million, respectively, or $1.08 per diluted share for each of the years ended December 31, 2019 and 2018. See the reconciliation of net income (GAAP) to Operating Earnings (non-GAAP) in the Company’s “Summary Consolidated Income Statements” below.

Return on average assets was 0.98% and return on average equity was 8.39% for the fourth quarter of 2019. For the comparable quarterly December 31, 2018 period, return on average assets was 0.42% and return on average equity was 3.65%. For the years ended December 31, 2019 and 2018, return on average assets was 1.09% and 0.94%, respectively. Return on average equity for the years ended December 31, 2019 and 2018 was 9.32% and 9.29%, respectively. On an Operating Earnings basis, annualized return on average assets and return on average equity for the three months ended December 31, 2019 were 1.01% and 8.64% and were 1.16% and 10.07% for the same period in 2018. On an Operating Earnings basis, return on average assets and return on average equity for the year ended December 31, 2019 were 1.11% and 9.45% and were 1.20% and 11.87% for the year ended December 31, 2018.

Selected Highlights

•	Strong Loan Growth. Year-over-year loan growth was $133.8 million, or 12% from December 31, 2018 to December 31, 2019. The Company had loans held for sale totaling $11.2 million at December 31, 2019 compared to none for 2018.
•	Strong Year-Over-Year Deposit Growth. Year-over-year, deposit growth was $123.3 million, or 11% from December 31, 2018 to December 31, 2019. Noninterest-bearing deposits increased $72.9 million, or 31% during 2019 and represent 24% of the total deposit base at December 31, 2019. Total deposits decreased $32.0 million, to $1.29 billion at December 31, 2019, from September 30, 2019, a result of customer funds being withdrawn as anticipated.
•	Continued Earnings Growth. Net income increased $2.3 million to $3.7 million for the fourth quarter of 2019 as compared to the same 2018 period. Net income for the year ended December 31, 2019 was $15.8 million, an increase of $5.0 million, or 46%, as compared to $10.9 million for the year ended December 31, 2018. Net interest income increased $8.2 million, or 21% to $48.1 million for the year ended December 31, 2019 as compared to 2018. See below under “Income Statement” for information on changes to the Company’s net interest margin.
•	Improved Tangible Book Value. Tangible book value per share at December 31, 2019 was $12.26, a 12% increase from $10.93 at December 31, 2018.

“2019 was a challenging year as a result of the competitive interest rate environment. We have been successful in adding core relationships as demonstrated by the growth in loan originations during the fourth quarter of 2019. We are starting 2020 with strong loan and deposit pipelines and believe our ability to execute quickly will drive quality earnings growth as we continue to be purposefully selective of originations in our construction and commercial real estate portfolios,” stated David W. Pijor, Chairman and CEO.

Balance Sheet

Total assets increased to $1.54 billion at December 31, 2019 compared to $1.35 billion at December 31, 2018, an increase of $185.7 million, or 14%. Loans receivable, net of deferred fees, totaled $1.27 billion at December 31, 2019, compared to $1.14 billion at December 31, 2018, an increase of $133.8 million, or 12%. During the fourth quarter, loan originations totaled approximately $121.3 million, of which $87.1 million funded during the quarter, reflecting strong loan growth. Total loans, net of deferred fees, totaled $1.27 billion at December 31, 2019, an increase of $27.1 million, or 9% annualized, from September 30, 2019.

Loans held for sale totaled $11.2 million at December 31, 2019, and are comprised of the Company’s unsecured consumer loan portfolio that the Company has purchased during the last two years. As previously mentioned, the earnings stream provided by this portfolio was not as expected, as the Company recorded net charge-offs of $647 thousand during 2019. The Company anticipates selling these loans before the end of the first quarter of 2020.

Investment securities increased $16.3 million to $141.6 million at December 31, 2019, compared to $125.3 million at December 31, 2018.

Total deposits increased to $1.29 billion at December 31, 2019 compared to $1.16 billion at December 31, 2018, an increase of $123.3 million, or 11%. Core deposits, which represent total deposits less wholesale deposits, increased $107.7 million, or 10%, to $1.19 billion at December 31, 2019 compared to $1.08 billion at December 31, 2018. Wholesale deposits totaled $100.0 million, or 8% of total deposits, at December 31, 2019, an increase of $15.6 million from December 31, 2018. Noninterest-bearing deposits increased $72.9 million to $306.2 million at December 31, 2019 from $233.3 million at December 31, 2018, and represented 24% of total deposits at December 31, 2019.

Income Statement

Net interest income totaled $11.8 million, an increase of $19 thousand, for the quarter ended December 31, 2019, compared to the year ago quarter, and decreased by $256 thousand, or 2% compared to the third quarter of 2019, a result of decreased loan yields. The Company’s net interest margin decreased 31 basis points to 3.28% for the quarter ended December 31, 2019 compared to 3.59% for the quarter ended December 31, 2018. On a linked quarter basis, net interest margin decreased 13 basis points from 3.41% for the three months ended September 30, 2019. During the fourth quarter of 2019, the yield on earning assets decreased 15 basis points to 4.69% compared to the third quarter of 2019. The Company had excess liquidity which reduced yield on earning assets by 6 basis points, a result of the lower yields earned on those investments. In addition, the loan portfolio repriced as a result of one 25 basis point rate cut, resulting in a decrease in loan yields by 8 basis points to 5.05% as compared to 5.13% for the third quarter of 2019. Acquired loan accretion included in loan interest income, which represents the expected amortization of the acquired loan portfolio, was $156 thousand for the three months ended December 31, 2019. This compares to $43 thousand in acquired loan accretion realized for the three months ended September 30, 2019, as several large acquired loan payoffs occurred during the third quarter of 2019. Acquired loan accretion included in loan interest income from the fourth quarter of 2018 totaled $169 thousand.

The cost of interest-bearing liabilities increased 2 basis points to 1.95% for the fourth quarter of 2019, compared to 1.93% for the third quarter of 2019, and increased 33 basis points from the year ago quarter. The cost of deposits, which includes noninterest-bearing deposits, decreased 1 basis point to 1.41% for the fourth quarter of 2019 as compared to 1.42% for the third quarter of 2019, and 1.16% for the fourth quarter of 2018, reflecting the increased rate environment during the first half of 2019. The Company had several large customer transactions that occurred at the end of the second quarter of 2019, prior to the Federal Reserve rate cuts, which impacted the cost of interest checking and time deposits for the third and fourth quarters of 2019.

For the year ended December 31, 2019, net interest income was $48.1 million compared to $39.8 million for the year ended December 31, 2018, an increase of $8.2 million, or 21%. Net interest margin was 3.48% and 3.51% for the years ended December 31, 2019 and 2018, respectively.

Noninterest income totaled $589 thousand and $166 thousand for the quarters ended December 31, 2019 and 2018, respectively. Fee income from loans was $81 thousand, a decrease of $168 thousand for the quarter ended December 31, 2019 compared to 2018, primarily a result of a decrease in loan swap fee income. Service charges on deposit accounts and other fee income totaled $404 thousand for the fourth quarter of 2019, an increase of 50%, or $134 thousand, from the year ago quarter. This increase in deposit fee income resulted from the increase in core deposit relationships, both organic and acquired, year over year. In each of the fourth quarters of 2019 and 2018, the Company recorded losses on sales of assets. The loss on the loans held for sale portfolio recorded during the fourth quarter of 2019 was $145 thousand. During the fourth quarter of 2018, the Company recorded a loss on the sale of securities available-for-sale of $462 thousand.

Noninterest income for the year-to-date period ended December 31, 2019 was $2.5 million, compared to $1.7 million for the 2018 year-to-date period, an increase of $885 thousand, or 53%, which was primarily driven by service charges on deposit accounts, income related to bank-owned life insurance, and other fee income.

Noninterest expense totaled $7.3 million for the quarter ended December 31, 2019, compared to $9.4 million for the same three-month period of 2018. Merger-related expenses of $2.7 million for the acquisition of Colombo were recorded during the three months ended December 31, 2018. Salary and compensation related expenses increased $506 thousand, or 13%, for the quarter ended December 31, 2019, compared to the same three month period of 2018, resulting from the increase in staffing (both business development and back-office support) and the variable component of incentive compensation. Increases in data processing and network administration and state franchise taxes for the quarter ended December 31, 2019 compared to the same three month period of 2018 is primarily growth related. On a linked quarter basis, noninterest expense decreased $29 thousand from the three months ended September 30, 2019. For the years ended December 31, 2019 and 2018, noninterest expense was $28.9 million and $26.4 million, respectively, the increase of which relates directly to the addition of Colombo to the Company’s expense structure and increases in staffing year-over-year.

The efficiency ratio for Operating Earnings, which excludes merger-related expenses, losses on loans held for sale and securities sold, for the quarter ended December 31, 2019 was 58.4%, an increase from 54.3% from the year ago quarter. The efficiency ratios for Operating Earnings for the years ended December 31, 2019 and 2018, were 56.6% and 55.1%, respectively.

The Company recorded a provision for income taxes of $902 thousand for the three months ended December 31, 2019, compared to $224 thousand for the same period of 2018. The effective tax rates for the three months ended December 31, 2019 and 2018 were 19.5% and 13.7%, respectively. For the year ended December 31, 2019, provision for income taxes was $4.2 million compared to $2.2 million for the year ended December 31, 2018. The effective tax rates for the years ended December 31, 2019 and 2018 were 20.9% and 17.1%, respectively. The effective tax rates in each period presented are less than the Company’s statutory rate of 21% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2018 and 2019.

Asset Quality

The Company recorded a provision for loan losses of $465 thousand for the three months ended December 31, 2019, compared to $930 thousand for the year ago quarter. Year-to-date provision expense for 2019 was $1.7 million compared to $1.9 million for the 2018 year-to-date period. Nonperforming loans and loans ninety days or more past due at December 31, 2019 totaled $10.7 million, or 0.70% of total assets, of which $979 thousand related to acquired loans. This compares to $10.4 million in nonperforming loans and loans ninety days or more past due at September 30, 2019, or 0.67% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $393 thousand, representing the expected losses associated with those loans. Included in nonperforming loans is one loan totaling $3.9 million which is collateralized by property that is under a purchase and sales agreement that the Company expects will close during the first quarter of 2020, and for which the Company expects to receive full repayment. There were no new troubled debt restructurings (“TDR”) at December 31, 2019. Nonperforming assets (including other real estate owned, or OREO) to total assets was 0.95% at December 31, 2019 compared to 0.91% for September 30, 2019. The property that is recorded as OREO is also under a purchase and sales agreement which is expected to close during 2020. No loss is expected on the sale of OREO.

The allowance for loan losses to total loans was 0.81% for each of the periods ended December 31, 2019 and December 31, 2018. The allowance for loan losses on the Company’s originated loan portfolio, excluding the credit mark on acquired loans, was 0.88% of loans outstanding at December 31, 2019. Net charge-offs of $303 thousand were recorded during the fourth quarter of 2019 which were primarily related to the Company’s purchased consumer unsecured loan portfolio, which the Company intends to sell during the first quarter of 2020, and recorded the necessary mark to market adjustment in the fourth quarter of 2019.

About FVCBankcorp Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary of FVCB which commenced operations in November 2007. FVCbank is a $1.54 billion Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. Locally owned and managed, FVCbank is based in Fairfax, Virginia, and has 11 full-service offices in Arlington, Ashburn, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, Rockville and Silver Spring, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

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FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
Selected Balances
Total assets	$1,537,295	$1,351,576
Total investment securities	147,606	130,597
Loans held for sale	11,198	--
Total loans, net of deferred fees	1,270,526	1,136,743
Allowance for loan losses	(10,231)	(9,159)
Total deposits	1,285,722	1,162,440
Subordinated debt	24,487	24,407
Other borrowings	25,000	--
Total stockholders’ equity	179,078	158,336
Summary Results of Operations
Interest income	$16,777	$15,640	$66,734	$51,924
Interest expense	4,941	3,823	18,671	12,110
Net interest income	11,836	11,817	48,063	39,814
Provision for loan losses	465	930	1,720	1,920
Net interest income after provision for loan losses	11,371	10,887	46,343	37,894
Noninterest income - loan fees, service charges and other	485	519	2,026	1,685
Noninterest income - bank owned life insurance	249	109	662	438
Noninterest income - gains on calls of securities held-to-maturity	--	--	3	--
Noninterest income - loss on sales of securities available-for-sale	--	(462)	--	(462)
Noninterest income - loss on loans held for sale	(145)	--	(145)	--
Noninterest expense	7,334	9,419	28,877	26,448
Income before taxes	4,626	1,634	20,012	13,107
Income tax expense	902	224	4,184	2,238
Net income	3,724	1,410	15,828	10,869
Per Share Data
Net income, basic	$0.27	$0.10	$1.15	$0.93
Net income, diluted	$0.25	$0.10	$1.07	$0.85
Book value	$12.88	$11.55
Tangible book value	$12.26	$10.93
Shares outstanding	13,902,067	13,712,615
Selected Ratios
Net interest margin (2)	3.28%	3.59%	3.48%	3.51
Return on average assets (2)	0.98%	0.42%	1.09%	0.94
Return on average equity (2)	8.39%	3.65%	9.32%	9.29
Efficiency (1)	58.35%	75.69%	56.90%	63.07
Loans, net of deferred fees to total deposits	98.82%	97.79%
Noninterest-bearing deposits to total deposits	23.82%	20.07%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (3)
Net income (from above)	$3,724	$1,410	$15,828	$10,869
Add: Merger and acquisition expense	--	2,668	133	3,339
Add: Loss on loans held for sale	145	--	145	--
Subtract: (Gains) on calls of securities held-to-maturity	--	--	(3)	--
Add: Loss on sales of securities available-for-sale	--	462	--	462
Less: provision for income taxes associated with non-GAAP adjustments	(33)	(649)	(63)	(788)
Net income, as adjusted	$3,836	$3,891	$16,040	$13,882
Net income, diluted, on an operating basis	$0.26	$0.26	$1.08	$1.08
Return on average assets (non-GAAP operating earnings)	1.01%	1.16%	1.11%	1.20
Return on average equity (non-GAAP operating earnings)	8.64%	10.07%	9.45%	11.87
Efficiency ratio (non-GAAP operating earnings)	58.35%	54.25%	56.64%	55.10
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.15%	11.16%
Total capital (to risk weighted assets)	13.43%	14.16%
Common equity tier 1 capital (to risk weighted assets)	12.72%	13.43%
Tier 1 capital (to risk weighted assets)	12.72%	13.43%
Tier 1 leverage (to average assets)	12.15%	12.64%
Asset Quality
Nonperforming loans and loans 90+ past due	$10,725	$3,211
Performing troubled debt restructurings (TDRs)	--	203
Other real estate owned	3,866	4,224
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.70%	0.24%
Nonperforming assets to total assets	0.95%	0.57%
Nonperforming assets (including TDRs) to total assets	0.95%	0.57%
Allowance for loan losses to loans	0.81%	0.81%
Allowance for loan losses to nonperforming loans	95.39%	285.24%
Net charge-offs	$303	$347	$648	$84
Net charge-offs to average loans (2)	0.10%	0.13%	0.05%	0.01
Selected Average Balances
Total assets	$1,514,124	$1,341,991	$1,449,769	$1,159,249
Total earning assets	1,430,397	1,305,573	1,382,573	1,134,797
Total loans, net of deferred fees	1,234,183	1,101,539	1,205,718	971,883
Total deposits	1,270,821	1,141,500	1,223,279	1,006,470
Other Data
Noninterest-bearing deposits	$306,235	$233,318
Interest-bearing checking, savings and money market	525,138	533,732
Time deposits	354,362	310,985
Wholesale deposits	99,987	84,405

(1)	Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income, excluding gains (losses) on sales of investment securities, loans held for sale, and other real estate owned.

(2)	Annualized.

(3)	Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change		% Change
			Current		From
	12/31/2019	9/30/2019	Quarter	12/31/2018	Year Ago
Cash and due from banks	$14,916	$19,424	-23.2%	$9,435	58.1%
Interest-bearing deposits at other financial institutions	18,226	92,986	-80.4%	34,060	-46.5%
Investment securities	141,589	136,532	3.7%	125,298	13.0%
Restricted stock, at cost	6,017	6,017	0.0%	5,299	13.5%
Loans held for sale, at fair value	11,198	--	100.0%	--	100.0%
Loans, net of fees:
Commercial real estate	819,802	757,619	8.2%	682,203	20.2%
Commercial and industrial	114,924	124,666	-7.8%	137,080	-16.2%
Commercial construction	214,949	214,816	0.1%	152,526	40.9%
Consumer residential	109,560	121,173	-9.6%	132,280	-17.2%
Consumer nonresidential	11,291	25,131	-55.1%	32,654	-65.4%
Total loans, net of fees	1,270,526	1,243,405	2.2%	1,136,743	11.8%
Allowance for loan losses	(10,231)	(10,068)	1.6%	(9,159)	11.7%
Loans, net	1,260,295	1,233,337	2.2%	1,127,584	11.8%

Premises and equipment, net	1,939	2,029	-4.4%	2,271	-14.6%
Goodwill and intangibles, net	8,689	8,119	7.0%	8,443	2.9%
Bank owned life insurance (BOLI)	37,069	26,820	38.2%	16,406	125.9%
Other real estate owned	3,866	3,866	0.0%	4,224	-8.5%
Other assets	33,491	36,066	-7.1%	18,556	80.5%

Total Assets	$1,537,295	$1,565,196	-1.8%	$1,351,576	13.7%

Deposits:
Noninterest-bearing	$306,235	$294,825	3.9%	$233,318	31.3%
Interest-bearing checking	302,755	349,574	-13.4%	312,446	-3.1%
Savings and money market	222,383	273,244	-18.6%	221,286	0.5%
Time deposits	354,362	327,098	8.3%	310,985	13.9%
Wholesale deposits	99,987	72,979	37.0%	84,405	18.5%
Total deposits	1,285,722	1,317,720	-2.4%	1,162,440	10.6%

Other borrowed funds	25,000	15,000	66.7%	--	100.0%
Subordinated notes, net of issuance costs	24,487	24,467	0.1%	24,407	0.3%
Other liabilities	23,008	32,940	-30.2%	6,393	259.9%

Stockholders’ equity	179,078	175,069	2.3%	158,336	13.1%

Total Liabilities & Stockholders' Equity	$1,537,295	$1,565,196	-1.8%	$1,351,576	13.7%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	12/31/2019	9/30/2019	Quarter	12/31/2018	Year Ago
Net interest income	$11,836	$12,092	-2.1%	$11,817	0.2%
Provision for loan losses	465	235	97.9%	930	-50.0%
Net interest income after provision for loan losses	11,371	11,857	-4.1%	10,887	4.4%

Noninterest income:
Fees on Loans	81	101	-19.8%	249	-67.5%
Service charges on deposit accounts	239	240	-0.4%	184	29.9%
Gains on calls of securities held-to-maturity	--	3	-100.0%	--	0.0%
Loss on sale of securities available-for-sale	--	--	0.0%	(462)	100.0%
Loss on loans held for sale	(145)	--	-100.0%	--	-100.0%
BOLI income	249	198	25.8%	109	128.4%
Other fee income	165	138	19.6%	86	91.9%
Total noninterest income	589	680	-13.4%	166	254.8%

Noninterest expense:
Salaries and employee benefits	4,514	4,349	3.8%	4,008	12.6%
Occupancy and equipment expense	818	882	-7.3%	781	4.7%
Data processing and network administration	442	414	6.8%	347	27.4%
State franchise taxes	424	424	0.0%	296	43.2%
Professional fees	192	230	-16.5%	214	-10.3%
Merger and acquisition expense	--	51	-100.0%	2,668	-100.0%
Other operating expense	944	1,013	-6.8%	1,105	-14.6%
Total noninterest expense	7,334	7,363	-0.4%	9,419	-22.1%
Net income before income taxes	4,626	5,174	-10.6%	1,634	183.1%
Income tax expense	902	1,081	-16.6%	224	302.7%
Net Income	$3,724	$4,093	-9.0%	$1,410	164.1%

Earnings per share - basic	$0.27	$0.30	-9.1%	$0.10	158.3%
Earnings per share - diluted	$0.25	$0.28	-8.8%	$0.10	161.7%
Weighted-average common shares outstanding - basic	13,878,806	13,862,239		13,575,616
Weighted-average common shares outstanding - diluted	14,837,120	14,867,421		14,700,167

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$3,724	$4,093		$1,410
Add: Merger and acquisition expense above	--	51		2,668
Add: Loss on loans held for sale	145	--		--
Subtract: (Gains) on calls of securities held-to-maturity	--	(3)		--
Add: Loss on sales of securities available-for-sale	--	--		462
Subtract: provision for income taxes associated with non-GAAP adjustments	(33)	(11)		(649)

Net Income, excluding above merger and acquisition charges	$3,836	$4,130		$3,891

Earnings per share - basic (excluding merger and acquisition charges)	$0.28	$0.30		$0.29
Earnings per share - diluted (excluding merger and acquisition charges)	$0.26	$0.28		$0.26

Return on average assets (non-GAAP operating earnings)	1.01%	1.11%		1.16%
Return on average equity (non-GAAP operating earnings)	8.64%	9.54%		10.07%
Efficiency ratio (non-GAAP operating earnings)	58.35%	57.26%		54.25%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Years Ended
			% Change
			From
	12/31/2019	12/31/2018	Year Ago
Net interest income	$48,063	$39,814	20.7%
Provision for loan losses	1,720	1,920	-10.4%
Net interest income after provision for loan losses	46,343	37,894	22.3%

Noninterest income:
Fees on Loans	582	722	-19.4%
Service charges on deposit accounts	890	635	40.2%
Gains on calls of securities held-to-maturity	3	--	100.0%
Loss on sale of securities available-for-sale	--	(462)	-100.0%
Loss on loans held for sale	(145)	--	100.0%
BOLI income	662	438	51.1%
Other fee income	554	328	68.9%
Total noninterest income	2,546	1,661	53.3%

Noninterest expense:
Salaries and employee benefits	17,047	14,008	21.7%
Occupancy and equipment expense	3,400	2,524	34.7%
Data processing and network administration	1,638	1,233	32.8%
State franchise taxes	1,696	1,184	43.2%
Professional fees	826	649	27.3%
Merger and acquisition expense	133	3,339	-96.0%
Other operating expense	4,137	3,511	17.8%
Total noninterest expense	28,877	26,448	9.2%
Net income before income taxes	20,012	13,107	52.7%
Income tax expense	4,184	2,238	87.0%
Net Income	$15,828	$10,869	45.6%

Earnings per share - basic	$1.15	$0.93	23.7%
Earnings per share - diluted	$1.07	$0.85	25.9%
Weighted-average common shares outstanding - basic	13,816,997	11,714,668
Weighted-average common shares outstanding - diluted	14,825,489	12,821,757

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$15,828	$10,869
Add: Merger and acquisition expense above	133	3,339
Add: Loss on loans held for sale	145	--
Subtract: (Gains) on calls of securities held-to-maturity	(3)	--
Add: Loss on sales of securities available-for-sale	--	462
Subtract: provision for income taxes associated with non-GAAP adjustments	(63)	(788)

Net Income, excluding above merger and acquisition charges	$16,040	$13,882

Earnings per share - basic (excluding merger and acquisition charges)	$1.16	$1.18
Earnings per share - diluted (excluding merger and acquisition charges)	$1.08	$1.08

Return on average assets (non-GAAP operating earnings)	1.11%	1.20%
Return on average equity (non-GAAP operating earnings)	9.45%	11.87%
Efficiency ratio (non-GAAP operating earnings)	56.64%	55.10%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	12/31/2019		9/30/2019		12/31/2018
	Average	Average	Average	Average	Average	Average
	Balance	Yield	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$765,237	4.80%	$770,752	4.81%	$668,609	4.91%
Commercial and industrial	111,753	5.95%	129,174	5.86%	127,520	5.86%
Commercial construction	217,318	5.38%	194,327	5.73%	148,745	5.81%
Consumer residential	116,013	4.73%	122,958	4.98%	130,222	5.09%
Consumer nonresidential	23,862	7.29%	24,149	7.34%	26,443	7.23%
Total loans	1,234,183	5.05%	1,241,360	5.13%	1,101,539	5.22%

Investment securities (2)(3)	145,730	2.70%	137,153	2.71%	136,099	2.69%
Interest-bearing deposits at other financial institutions	50,484	1.74%	27,972	2.40%	67,935	2.08%
Total interest-earning assets	1,430,397	4.69%	1,406,485	4.84%	1,305,573	4.79%

Non-interest earning assets:
Cash and due from banks	10,727		10,221		3,459
Premises and equipment, net	2,022		2,073		2,172
Accrued interest and other assets	80,989		74,685		39,404
Allowance for loan losses	(10,011)		(10,034)		(8,617)

Total Assets	$1,514,124		$1,483,430		$1,341,991

Interest-bearing liabilities:
Interest checking	$317,552	1.50%	$324,658	1.46%	$259,202	1.32%
Savings and money market	241,912	1.35%	255,046	1.41%	303,375	1.18%
Time deposits	339,054	2.44%	318,056	2.37%	302,838	1.89%
Wholesale deposits	68,787	2.31%	67,376	2.45%	33,557	1.79%
Total interest-bearing deposits	967,305	1.84%	965,136	1.82%	898,972	1.47%

Other borrowed funds	15,926	1.77%	18,814	2.04%	15,693	2.35%
Subordinated notes, net of issuance costs	24,474	6.40%	24,454	6.41%	24,394	6.42%
Total interest-bearing liabilities	1,007,705	1.95%	1,008,404	1.93%	939,059	1.62%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	303,516		278,354		242,528
Other liabilities	25,323		23,523		5,883

Stockholders’ equity	177,580		173,149		154,521

Total Liabilities and Stockholders' Equity	$1,514,124		$1,483,430		$1,341,991

Net Interest Margin		3.28%		3.41%		3.59%

(1)	Non-accrual loans are included in average balances.
(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22.5%.
(3)	The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Years Ended
	12/31/2019		12/31/2018
	Average	Average	Average	Average
	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$733,465	4.80%	$587,060	4.72%
Commercial and industrial	127,706	6.14%	109,475	5.64%
Commercial construction	192,528	5.62%	133,691	5.36%
Consumer residential	125,573	5.07%	113,643	4.68%
Consumer nonresidential	26,446	7.50%	28,014	6.58%
Total loans	1,205,718	5.16%	971,883	4.96%

Investment securities (2)(3)	142,751	2.71%	128,721	2.44%
Interest-bearing deposits at other financial institutions	34,104	2.07%	34,193	1.75%
Total interest-earning assets	1,382,573	4.83%	1,134,797	4.58%

Non-interest earning assets:
Cash and due from banks	8,606		2,683
Premises and equipment, net	2,134		1,555
Accrued interest and other assets	66,157		28,480
Allowance for loan losses	(9,701)		(8,266)

Total Assets	$1,449,769		$1,159,249

Interest-bearing liabilities:
Interest checking	$309,938	1.38%	$182,532	1.18%
Savings and money market	252,028	1.45%	258,462	1.04%
Time deposits	316,201	2.24%	265,038	1.61%
Wholesale deposits	74,715	2.43%	77,466	1.63%
Total interest-bearing deposits	952,882	1.77%	783,498	1.32%

Other borrowed funds	12,235	2.13%	8,366	2.11%
Subordinated notes, net of issuance costs	24,445	6.46%	24,364	6.48%
Total interest-bearing liabilities	989,562	1.89%	816,228	1.48%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	270,397		222,972
Other liabilities	19,996		3,057

Stockholders’ equity	169,814		116,992

Total Liabilities and Stockholders' Equity	$1,449,769		$1,159,249

Net Interest Margin		3.48%		3.51%

(1)	Non-accrual loans are included in average balances.
(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22.5%.
(3)	The average balances for investment securities includes restricted stock.